Exhibit 10.10

AMENDMENT NO. 2 OF LEASE

This Amendment No. 2 of Lease (the “Amendment”) is made as of this 8th day of February, 2012 by and between UCM/FPI – COBALT, LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC. a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain lease dated as of May 18, 2011, as amended by that certain First Amendment dated October 5, 2011 (the “Lease”), for space in the building commonly known as the Cobalt Building (the “Building”) located at 2200 First Avenue South, Seattle, Washington containing approximately 87,823 rentable square, as more particularly described in the Lease (the “Premises”); provided, however, approximately 4,985 rentable square feet on the second floor of the Building commonly known as Suite 210 is leased to Tenant pursuant to the Lease but that possession of such space (referred to in the Lease as the “Kinetix Space”) is not contemplated to be delivered to Tenant until September 1, 2012.

B. Landlord and Tenant desire to amend the Lease in accordance with the terms and conditions set forth in this Amendment. Capitalized terms used in this Amendment shall have the meanings given to them in the Lease, except as provided in this Amendment.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:

1. Amendment of Lease.

A. Expansion Space. Effective February 1, 2012, the Premises shall be expanded to include the remaining space in the Building not currently leased by Tenant, which space contains approximately 18,692 rentable square feet and is more particularly described in attached Exhibit “A” (the “Expansion Space”). The Expansion Space shall be delivered to Tenant in its “as is” condition and Landlord shall have no obligation to make any improvements to the Expansion Space or provide Tenant with any improvement allowance.

B. Tenant’s Percentage Share. Effective February 1, 2012, Tenant’s Percentage Share shall be 95.53. On the date the Kinetix Space is delivered to Tenant, Tenant’s Percentage Share shall be 100%. Effective July 1, 2012, the total rentable square footage of the Building shall be deemed to be 106,515 rentable square feet. This is less than the amount set forth in the original Lease because Landlord is not charging Tenant rent for certain storage space in the Building.

C. Monthly Base Rent. From and after July 1, 2012, Tenant shall pay Monthly Base Rent as follows:

Period	Monthly Base Rent
7/1/12 - /30/12	$169,827.37
9/1/12 - 6/30/13	$178,031.85
7/1/13 - 6/30/14	$184,689.04

1.

D. Security Deposit. Concurrently with the execution of this Amendment, Tenant shall deposit with Landlord an amount equal to $34,658.08 to increase the amount of the Security Deposit to $184,689.04 from $150,030.96.

E. Parking. Tenant currently leases thirty (30) unreserved parking stalls in the adjacent surface Jot and Tenant is obligated to commence the payment of rent with respect to such thirty (30) unreserved parking stalls in the adjacent surface lot on April 1, 2012 at a rate of $90 per parking stall per month. Tenant currently leases on a month to month basis thirty-three (33) parking stalls in the garage of the Building at a rate of $125 per parking stall per month. Commencing on July 1, 2012, Tenant shall be obligated to lease all of the thirty-eight (38) parking stalls in the garage and all thirty (30) unreserved parking stalls in the adjacent surface lot through the expiration date of the Lease, whether or not Tenant uses all such parking stalls. Landlord shall have the right to increase the monthly parking fee for all parking stalls by no more than five percent (5%) on each January 1, commencing on January 1, 2013.

F. Option Rights. Tenant’s option to extend the term of the Lease in Section 2.3 of the Lease shall remain in full force and effect but all other option rights contained in the Lease, including, without limitation, the option to terminate the Lease in Section 2.4 of the Lease and the option to expand the Premises in Section 1.4 of the Lease, are hereby deleted and are of no force and effect.

G. Tenant Financial Statements. If Landlord desires to finance, refinance, or sell the Building or if Tenant’s financials are required by Landlord’s lender for any loan approvals, Tenant shall deliver to such lender or purchaser designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s income and expense statement and balance sheet for the current year to date and the immediately preceding fiscal year. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

H. Real Estate Brokers. Each party represents and warrants to the other that there is no real estate broker or agent who is or may be entitled to any commission or finder’s fee in connection with the representation of such party in this Amendment other than Clay Nielson of Washington Partners representing Tenant and David Gurry and Dan Dahl of Colliers representing Landlord (each of whose commission shall be paid by Landlord pursuant to a separate written agreement). Each party shall indemnify and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such party’s discussions, negotiations and/or dealings with any real estate broker or agent (other than Clay Nielson of Washington Partners representing Tenant and David Gurry and Dan Dahl of Colliers representing Landlord whose commission shall be paid by Landlord pursuant to a separate written agreement).

2. Tenant Representations. Tenant represents and warrants that:

A. Due Authorization. Tenant has full power and authority to enter into this Amendment without the consent of any other person or entity;

2.

B. No Assignment. Tenant has not assigned the Lease, or sublet the Premises;

C. No Default. Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease; and

D. Binding Effect. The Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease.

3. General Provisions

A. Attorneys’ Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment or the Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys’ and paralegals’ fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.

B. Execution in Counterparts. This Amendment may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party at the party’s address set forth above, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties.

C. Effect of Amendment. The Lease is unmodified except as expressly set forth in this Amendment. Except for the modifications to the Lease set forth in this Amendment, the Lease remains in full force and effect. To the extent any provision of the Lease conflicts with or is in any way inconsistent with this Amendment, the Lease is deemed to conform to the terms and provisions of this Amendment.

D. Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and no amendment to this Amendment shall be binding upon the parties unless in the form of a writing executed by each party hereto.

E. Integration. This Amendment contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.

F. Submission. The submission of this Amendment for examination and negotiation does not constitute an offer to execute this Amendment by Landlord. This Amendment shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord and Tenant shall alter, change or modify any of the provisions hereof.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

3.

TENANT:		LANDLORD:

ZULILY, INC., a Delaware corporation		UCM/FPI-Cobalt, LLC, a Delaware limited liability company

			By:	UCM/FPI-Cobalt Holding, LLC, a Delaware limited liability company
			Its:	Sole Member

By:	/s/ Darrell Cavens	By:	/s/ Matthew Felton
Its:	CEO	Its:	Member
Date:	Feb 8/ 2012	Date:	2/8/12

4.

STATE OF WASHINGTON	)
)ss.
County of King		)

I certify that Darrell Cavens appeared personally before me and that I know or have satisfactory evidence that he/she signed this instrument, on oath stated that he/she was authorized to execute this instrument and acknowledged it as the CEO of Zulily, Inc., to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED this 3rd day of Feb, 2012.

[SEAL]	/s/ Marcia G. Cardona
Notary Public in and for the State of Washington
	My Commission Expires:	6-6-2015

STATE OF OREGON	)
)ss.
County of Multnomah	)

I certify that Matthew Felton appeared personally before me and that I know or have satisfactory evidence that he/she signed this instrument, on oath stated that he/she was authorized to execute this instrument and acknowledged it as the Member of UCM/FPI-Cobalt Holding, LLC, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED this 8th day of February, 2012.

[SEAL]	/s/ Natsumi K Shakhman
Notary Public in and for the State of Oregon
	My Commission Expires:	9/22/12

EXHIBIT A

EXPANSION SPACE

EXHIBIT "A"

FIRST FLOOR
4404 RSF
4448 RSF
9840 RSF
18,692 RSF
Electrical Room
Maintenance